(SS&C TECHNOLOGIES LOGO) PRESS RELEASE

     For Immediate Release

Contact:
Patrick Pedonti, Chief Financial Officer — 860-298-4738
Email: investorrelations@sscinc.com

SS&C Technologies Announces Agreement to Acquire Financial Interactive, Inc.

Continues to Expand Hedge Fund Offerings

WINDSOR, CT – May 17, 2005 – SS&C Technologies, Inc. (Nasdaq: SSNC) today announced it has signed a definitive agreement (Agreement) to acquire Financial Interactive, Inc. (FI), headquartered in San Francisco, CA.

Under the Agreement, FI stockholders will receive 495,000 shares of SS&C common stock, subject to adjustment based upon the price of SS&C common stock in the ten trading days prior to the closing, and warrants to purchase 50,000 shares of SS&C common stock at an exercise price equal to 125% of the weighted average SS&C trading price during the ten trading days prior to closing. The securities being issued will not be registered under the Securities Act of 1933 (Securities Act) and may not be sold without registration under the Securities Act or an exemption from registration. The closing of the transaction is subject to FI stockholder approval and other customary closing conditions.

FI provides a comprehensive Investor Relationship Management (IRM) and fund profiling infrastructure to alternative fund managers, fund of funds managers and fund administrators. FI’s FundRunner product offers contact management, reporting, performance analytics, compliance, and account management as a license or web-based solution. In addition, FundRunner is used to organize and track all constituent fund data and due diligence information.

SS&C Chairman and CEO Bill Stone commented, “We are excited about the Financial Interactive acquisition. FI has great people, many who were the original architects of the IRM industry. The FundRunner product is a result of this group’s deep understanding and knowledge of the alternative and hedge fund industry. FundRunner responds to a fundamental need of fund managers – investor communications. With this acquisition, we will add to our comprehensive portfolio of product and services we can offer to the hedge fund market.”

About SS&C Technologies, Inc.
SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in the different industry segments, including: 1) hedge funds and family offices, 2) institutional asset management, 3) insurance entities and pension funds, 4) financial institutions, 5) municipal finance, 6) commercial lending, and 7) real estate property management. SS&C is publicly traded on NASDAQ under the symbol “SSNC”. Additional information is available at www.ssctech.com.

This press release contains forward-looking statements, including statements relating to the Company’s agreement to acquire Financial Interactive, Inc. and the expected benefits from the proposed transaction. Such statements reflect management’s best judgment, based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include the failure to obtain FI stockholder approval or otherwise meet the customary closing conditions, and those risks described in the Company’s filings with the United States Securities and Exchange Commission, including without limitation, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. SS&C cautions investors that it may not update any or all of the foregoing forward-looking statements.